EXHIBIT 10.24

NSAI Netherland, Sewell & Associates, Inc.
Worldwide Petroleum Consultants
Engineering * Geology * Geophysics * Petrophysics


                               February 14, 2011

Mr.  Brandon  W.  Hargett
High  Plain  Gas,  Inc.
3601  Southern  Drive
Gillette,  Wyoming  82717

Dear  Mr.  Hargett:

In accordance with your request, we have estimated the proved, probable, and possible reserves and future revenue, as of December 31, 2010, to the High Plain Gas, Inc. (HPG) interest in certain coalbed methane properties located in the Powder River Basin, Wyoming. HPG acquired its interest in the majority of these properties in 2010. We completed our evaluation on February 14, 2011. It is our understanding that the proved reserves estimated in this report constitute all of the proved reserves owned by HPG. The estimates in this report have been prepared in accordance with the definitions and guidelines of the U.S. Securities and Exchange Commission (SEC) and conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities-Oil and Gas, except that per-well overhead expenses are excluded for operated properties and future income taxes are excluded for all properties. Definitions are presented immediately following this letter. This report has been prepared for HPG's use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose.

We estimate the gas reserves and future net revenue to the HPG interest in these properties, as of December 31, 2010, to be:

                             Gas Reserves          Future Net Revenue ($)
                      -------------------------  ---------------------------
                          Gross         Net                    Present Worth
Category                  (MCF)        (MCF)        Total         at 10%
--------------------  ------------  -----------  -----------  --------------
Proved Developed
  Producing              9,389,434    6,357,905    9,136,600       8,301,500
Proved Developed
  Non-Producing          7,474,463    5,253,624    9,137,900       7,167,900
Proved Undeveloped       4,093,289    2,613,872    3,194,500       1,393,200
                      ------------  -----------  -----------  --------------
 Total Proved           20,957,186   14,225,401   21,469,000      16,862,600

Probable Developed      31,041,451   15,973,270   29,558,600      22,564,200
Probable Undeveloped    87,752,757   55,580,483   78,061,800      33,702,000
                      ------------  -----------  -----------  --------------
 Total Probable        118,794,208   71,553,753  107,620,400      56,266,200

Possible Developed      27,490,451   06,862,488   14,471,700      10,383,500
Possible Undeveloped    95,848,508   62,726,123   80,437,500      33,829,600
                      ------------  -----------  -----------  --------------
 Total Possible        123,338,959   69,588,611   94,909,200      44,213,100

Gas volumes are expressed in thousands of cubic feet (MCF) at standard temperature and pressure bases.

The estimates shown in this report are for proved, probable, and possible reserves. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves and future revenue included herein have not been adjusted for risk.

Future gross revenue to the HPG interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deductions for these taxes, future capital costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment or the cost of abandoning the properties.

Gas prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2010. The average CIG Rocky Mountains spot price of $3.945 per MMBTU is adjusted by area for energy content and transportation fees. All prices are held constant throughout the lives of the properties. For the proved reserves, the average adjusted gas price weighted by production over the remaining lives of the properties is $3.162 per MCF.

Lease and well operating costs used in this report are based on operating expense records of HPG and the previous owners of the properties. For nonoperated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties include only direct lease- and field-level costs. For all properties, headquarters general and administrative overhead expenses of HPG are not included. Lease and well operating costs are held constant throughout the lives of the properties. Capital costs are included as required for workovers, new development wells, and production equipment. The future capital costs are held constant to the date of expenditure.

We have made no investigation of potential gas volume and value imbalances resulting from overdelivery or underdelivery to the HPG interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on HPG receiving its net revenue interest share of estimated future gross gas production.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of HPG to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, geologic maps, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and guidelines. A substantial portion of these reserves are for behind-pipe zones, non-producing zones, undeveloped locations, and producing wells that lack sufficient production history upon which performance-related estimates of reserves can be based. Therefore, these reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogy to properties with similar geologic and reservoir characteristics. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from HPG, previous owners of the properties, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. (NSAI) and were accepted as accurate. Supporting geoscience, performance, and work data are on file in our office. The titles to the properties have not been examined by NSAI, nor has the actual degree or type of interest owned been independently confirmed. The technical persons responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

                                 Sincerely,

                                 NETHERLAND, SEWELL & ASSOCIATES, INC.
                                 Texas Registered Engineering Firm F-002699


                                 By:/s/ C.H. (Scott) Rees III
                                 C.H. (Scott) Rees III, P.E.
                                 Chairman and Chief Executive Officer


By: /s/ Dan Paul Smith           By: /s/ John G. Hattner
-------------------------------  ------------------------------------------
Dan Paul Smith, P.E. 49093       John G. Hattner, P.G. 559
Senior Vice President            Senior Vice President


Date Signed:  February 14, 2011  Date Signed:  February 14, 2011

DWB:ART

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